Exhibit 99.1

[LOGO]

For Immediate Release	Contact: Rick DeLisi
November 18, 2003	Director, Corporate Communications
Page 1 of 3	(703) 650-6550

Atlantic Coast Airlines Announces Order for 25 Airbus Aircraft

A319s and A320s To Be Deployed At Washington Dulles,

Providing Company’s Low-Fare Airline with Transcontinental Capability

Dulles, VA, (November 18, 2003)—Atlantic Coast Airlines, the Dulles, VA-based carrier (ACA) (NASDAQ/NM: ACAI) announced it has entered into agreements to acquire 25 Airbus A320-family aircraft, with options for additional aircraft. These efficient, passenger-friendly aircraft will form the backbone of the fleet for the company’s low-fare airline. The first of these aircraft will arrive in September 2004 and will be ready for revenue service as early as November 2004.

The company has entered into a binding memorandum of understanding with Airbus for a firm order of ten new A319 aircraft configured with 132 seats, and five new A320 aircraft configured with 156 seats, including full conversion rights. It has also entered into leasing commitments from operating lessors for ten additional A319 aircraft. Each aircraft will feature IAE V2500-A5 engines. The aircraft will be equipped in a single-class configuration, and will offer passengers a comfortable 33 inches of legroom between rows.

Atlantic Coast Airlines Chairman and Chief Executive Officer Kerry Skeen said, “Today’s announcement represents a major step forward in our strategy to transform the company into one of the leading low-fare carriers in the industry. The addition of the Airbus aircraft to our fleet will allow us to fly coast-to-coast from our hub at Washington Dulles to serve major destinations beyond the reach of the CRJ-200. This is a key component in our plan to offer consumers in the Washington, DC area and across the country an airline with low, simple fares, excellent service and convenient schedules featuring frequent departures and flexible ticketing rules.”

“We are pleased with the favorable economics and business terms we have achieved in this deal. By placing the order at this time we are able to take advantage of these favorable terms as well as delivery positions that are currently available, which are critical to the implementation of our low-fare strategy.” He added, “Our Board’s decision to go with Airbus aircraft was the result of an intense bidding process. The company received competitive proposals from airframe, engine, and equipment suppliers, all of whom were vying to participate in this order following their extensive review of our business plan. We believe that this agreement clearly demonstrates the confidence that Airbus and our new lessors have in our new business plan.”

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ACA Announces Order For 25 Airbus Aircraft

Atlantic Coast Airlines is uniquely positioned to execute its strategy to establish an independent low-fare airline. The Washington, DC metropolitan area is the fifth largest air travel market in the U.S. with more than 40 million local passengers per year. The company’s existing infrastructure will provide immediate critical mass at Dulles, and the company believes that its cost structure will allow it to operate its Airbus aircraft at competitive costs relative to other low-fare carriers. The company’s pilots have voiced their clear support for the company’s business strategy by overwhelmingly approving competitive pay scales and work rules for the operation of the these aircraft as part of their recently announced revised contract.

With 44 gates, 87 regional jets and a fleet that will include at least 25 Airbus jets, ACA will operate more than 325 daily departures from Dulles, offering high-frequency service to a large number of markets for both local and connecting passengers. The company’s high-utilization operation and low distribution costs will allow it to offer walk-up fares up to 70% lower than those offered today for service to and from Washington Dulles.

The company intends to implement its new independent low-cost carrier strategy as soon as its existing contract with United Airlines has been terminated. The name and branding identity for the low-fare airline will be revealed at a ceremony scheduled for Wednesday, November 19th at 2:00pm, to be held at ACA’s state-of-the-art Washington Dulles maintenance facility.

ACA currently operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, ACA announced plans to establish a new, independent low-fare airline to be based at Washington Dulles International Airport. The company currently has a fleet of 148 aircraft—including a total of 120 regional jets—and offers over 840 daily departures, serving 84 destinations. ACA employs approximately 4,600 aviation professionals.

The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.

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ACA Announces Order For 25 Airbus Aircraft

Statements in this press release and by company executives regarding its implementation of new business strategies and its relationship with United Airlines, Inc., regarding the unsolicited acquisition proposal by Mesa Air Group, Inc. and other matters, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: whether Mesa Air Group, Inc. succeeds in its efforts to take control of the company through its proposed consent solicitation and to acquire all of the outstanding shares of the company’s common stock; the costs of reviewing and responding to the unsolicited Mesa proposal, and other impacts of the proposal on the company’s operations; United’s option under bankruptcy rules to assume or reject the existing United Express Agreement; the timing of any disengagement by the company as a United Express carrier under the United Express Agreement or pursuant to bankruptcy court proceedings and impact on the company’s ability to operate an independent airline; the ability to successfully implement a transition from United Express service; the ability to effectively implement its low-fare business strategy utilizing a mix of narrowbody aircraft and regional jets; the ability to acquire and obtain financing for the narrowbody aircraft; the ability to compete effectively as a low-cost carrier, including passenger response to its new service, and the response of United or other competitors with respect to service levels and fares in markets to be operated by the company; the availability of additional or alternative business opportunities for the company’s operations; the effects of United’s bankruptcy proceedings; the continued financial health of Delta Air Lines, Inc., and the ability and willingness of Delta to continue to deploy the company’s aircraft and to utilize and pay for scheduled service at agreed upon rates; availability and cost of product support for the company’s 328JET aircraft; unexpected costs arising from the insolvency of Fairchild Dornier; general economic and industry conditions; additional acts of war or terrorism; and risks and uncertainties arising from the events of September 11, any of which may impact the company, its aircraft manufacturers and its other suppliers in ways that the company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2003. These statements are made as of November 18, 2003 and ACA undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.

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